UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TPI Composites, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8501 N. Scottsdale Rd.

Gainey Center II

Suite 100

Scottsdale, AZ 85253

Dear TPI Composites, Inc. Stockholder:

I am pleased to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of TPI Composites, Inc. (“TPI Composites”) to be held on Tuesday, May 14, 2019 at 1:00 p.m. local time at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road, Scottsdale, Arizona 85258.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2019 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in TPI Composites. We look forward to seeing you at our Annual Meeting.

Sincerely,

Steven C. Lockard

Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about April 1, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our Proxy Statement for our 2019 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2018 Annual Report to Stockholders (the “Annual Report”). The Notice provides instructions on how to vote online, by telephone, or by proxy card. This Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save TPI Composites the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

8501 N. Scottsdale Rd.

Gainey Center II

Suite 100

Scottsdale, AZ 85253

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that TPI Composites, Inc. will hold its 2019 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, May 14, 2019 at 1:00 p.m. local time at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road, Scottsdale, Arizona 85258 for the following purposes:

•

To elect four Class III directors, Jack A. Henry, James A. Hughes, Daniel G. Weiss, and Tyrone M. Jordan to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

On or about April 1, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our Proxy Statement and our Annual Report. The Notice provides instructions on how to vote online, by telephone, or by proxy card. This Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

Only stockholders of record at the close of business on March 18, 2019 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 18, 2019 or hold a valid proxy card for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department via the methods listed at www.tpicomposites.com/English/investors/default.aspx.

By Order of the Board of Directors,

Steven C. Lockard

Chief Executive Officer

Scottsdale, Arizona

April 1, 2019

TPI COMPOSITES, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

8501 N. Scottsdale Rd.

Gainey Center II

Suite 100

Scottsdale, AZ 85253

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2019

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement for our 2019 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2019 Annual Meeting of Stockholders. The Annual Meeting will be held at 1:00 p.m. local time on Tuesday, May 14, 2019 at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road, Scottsdale, Arizona 85258. On or about April 1, 2019, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report.

In this Proxy Statement, the terms “TPI Composites,” “the Company,” “we,” “us,” and “our” refer to TPI Composites, Inc. and its subsidiaries. The mailing address of our principal executive offices is TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

Record Date	March 18, 2019

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	35,014,423 shares of common stock outstanding as of March 18, 2019.

Voting	There are four ways a stockholder of record can vote:
(1)

by Internet at www.voteproxy.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 13, 2019 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2) by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 13, 2019 (have your proxy card in hand when you call);
(3) by completing and mailing your proxy card; or
(4) by written ballot at the Annual Meeting.

To be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 13, 2019. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.
Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the four nominees receiving the greatest number of votes will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of KPMG LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote. Proposal One is not considered a routine matter and brokers are not permitted to vote shares held by them and broker nonvotes will have no effect.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Notice of Internet Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the Internet. On or about, April 1, 2019, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and the Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the Notice and proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

	(1)	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;
(2)

an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

	(3)	reduced disclosure about our executive compensation arrangements; and
	(4)	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years; and (iv) the last day of the fiscal year following the fifth anniversary of our initial public offering. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have chosen to irrevocably “opt out” of the exemption for the delayed compliance with new or revised accounting standards, but we intend to take advantage of certain of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2020 annual meeting and the term of the Class II directors expires at the 2021 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated Jack A. Henry, James A. Hughes, Daniel G. Weiss, and Tyrone M. Jordan for election as Class III directors to hold office until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Global Market (“NASDAQ”).

Directors

The following table sets forth information regarding our directors, including their ages, as of March 8, 2019:

Name	Age	Position
Steven C. Lockard	57	Chief Executive Officer, President and Director
Paul G. Giovacchini(2)	61	Chairman of the Board
Stephen B. Bransfield(2)(3)	74	Director
Michael L. DeRosa(2)	47	Director
Jayshree S. Desai(1)	47	Director
Philip J. Deutch(3)	54	Director
Jack A. Henry(1)	75	Director
James A. Hughes(1)	56	Director
Tyrone M. Jordan	56	Director
Daniel G. Weiss(3)	51	Director

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and corporate governance committee.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2022 Annual Meeting

Jack A. Henry. Mr. Henry has served as a member of our board of directors since 2008. Since 2000, Mr. Henry has served as the Managing Director of Sierra Blanca Ventures, LLC, a private investment and advisory firm. From 1966 to 2000, Mr. Henry worked as a certified public accountant for Arthur Andersen, a national accounting firm, retiring in 2000 as the Managing Partner of the Phoenix, Arizona office. Since 2000, Mr. Henry has served on the board of directors of fifteen public and private companies. Mr. Henry currently serves on the board of directors and chairs the audit committee of Grand Canyon Education, Inc. and the board of directors and audit committee of one private company and is the past President of the Arizona Chapter of the National Association of Corporate Directors. Mr. Henry received a Bachelor’s degree in Business Administration and an M.B.A. from the University of Michigan.

We believe that Mr. Henry is qualified to serve as a member of our board of directors because of his substantial experience in serving as a director of numerous private and public companies, as well as his prior employment as an accountant, make him well suited to assist us as a director.

James A. Hughes. Mr. Hughes has served on our board of directors since October 2015. Since December 2017, Mr. Hughes has served as CEO and Managing Director of Prisma Energy Capital, a private entity focused on investments in energy storage. Mr. Hughes served as Chief Executive Officer of First Solar, Inc. from May 2012 to June 2016, and served as a member of First Solar, Inc.’s board of directors from May 2012 until September 2016. Prior to serving as the Chief Executive Officer of First Solar, Inc., he served as the company’s Chief Commercial Officer from March 2012 to May 2012. Prior to joining First Solar, Inc., Mr. Hughes served as Chief Executive Officer and Director of AEI Services LLC from October 2007 until April 2011. From 2004 to 2007, Mr. Hughes engaged in principal investing with a privately-held company based in Houston, Texas that focused on micro-cap investing in North American distressed manufacturing assets. Prior to that, he served as President and Chief Operating Officer of Prisma Energy International from 2002 to 2004. Since January 1, 2019, Mr. Hughes has served as a director of PNM Resources Inc., a New York Stock Exchange-listed energy holding company that generates and provides electricity to homes and businesses in New Mexico and Texas through its regulated utilities. Since November 2016, Mr. Hughes has served as a director of Alcoa Corporation, a New York Stock Exchange-listed producer of bauxite, alumina and aluminum products. Mr. Hughes also served as a Non-Executive Director from 2012 to 2016 of APR Energy plc, a London Stock Exchange-listed energy company participating in the global market for gas and diesel fired temporary power plants. He is the former chairman and serves as a director of the Los Angeles branch of the Federal Reserve Bank of San Francisco. Mr. Hughes holds a J.D. from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London and a Bachelor’s degree in Business Administration from Southern Methodist University.

We believe that Mr. Hughes is qualified to serve as a member of our board of directors because of his many years of experience in various sections of the energy industry, including renewable energy, as well as his experience serving as the CEO and in other high level executive roles of publicly-traded energy companies.

Daniel G. Weiss. Mr. Weiss has served as a member of our board of directors since 2009. Mr. Weiss is a co-founder and Managing Partner of Angeleno Group, a Los Angeles-based private equity firm with a global platform focused on high growth investments in alternative energy and natural resource-related companies. Founded in 2001, Angeleno Group invests broadly across the energy and natural resource industry to support innovative, well managed, rapidly growing businesses. Mr. Weiss has been with the Angeleno Group since 2001. In addition to his firm management responsibilities, Mr. Weiss leads investments and serves on boards of multiple Angeleno Group private portfolio companies. Prior to joining Angeleno Group, Mr. Weiss was an attorney at O’Melveny & Myers from 1998 to 1999. Mr. Weiss currently and previously has served on boards or public commissions for a number of non-profit and government organizations including the World Resources Institute, the Stanford Law School Board of Visitors, the City of Los Angeles Redistricting Commission and the UCLA Institute on the Environment and Sustainability. Mr. Weiss holds a B.A. in History from the University of California, Berkeley, an M.A. in Latin American Studies from Stanford University and a J.D. from Stanford Law School.

We believe that Mr. Weiss is qualified to serve as a member of our board of directors because he has substantial experience as an investor and director for energy and energy related technology companies.

Tyrone M. Jordan. Mr. Jordan has served as a member of our board of directors since January 2019. Since 2015, Mr. Jordan has served as the President and Chief Operating Officer of Dura Automotive Systems, LLC, a global designer and manufacturer of automotive components, including control systems, exterior systems and lightweight structural systems for original equipment manufacturers and other transportation industries. Mr. Jordan began his career at General Motors Company (“GM”). During his GM tenures from 1984 to 2009 and from 2014 to 2015, Mr. Jordan held numerous international operations, business development, strategy, marketing and sales, mergers and acquisitions and product development executive positions including Global Executive Director of Product Development for New Vehicle Technologies and ultimately served as Executive Vice President, Global Operations and Customer Experience. From 2009 to 2013, Mr. Jordan served United Technologies Corporation in prominent roles in manufacturing operations, purchasing, technology and engineering and ultimately served as Global SVP, Operations and Supply Chain, Aerospace Systems. Mr. Jordan holds an Executive Aerospace & Defense Masters of Business Administration in Operations, Strategy and Finance from the University of Tennessee, an A.A.S. degree in Industrial Engineering Technology from Purdue University and a B.S. degree in Pre-law/Criminology from Eastern Michigan University.

We believe that Mr. Jordan is qualified to serve as a member of our board of directors because he has substantial experience in advanced automotive and aerospace product development, strategic planning and manufacturing systems.

Information Concerning Directors Continuing in Office Until the 2020 Annual Meeting

Steven C. Lockard. Mr. Lockard became our President and Chief Executive Officer in 2004 and has served as a member of our board of directors since 2004. Prior to joining us in 1999, Mr. Lockard was Vice President of Satloc, Inc., a supplier of precision GPS equipment, from 1997 to 1999. Prior to that, Mr. Lockard was Vice President of marketing and business development and a founding officer of ADFlex Solutions, Inc., a NASDAQ-listed international manufacturer of interconnect products for the electronics industry, from 1993 to 1997. Prior to that, Mr. Lockard held several marketing and management positions including Business Unit Manager, Corporate Market Development Manager and Marketing/Applications Engineer at Rogers Corporation from 1982 to 1993. Mr. Lockard serves on the board of and is the Chairman of the Board of the American Wind Energy Association. Mr. Lockard holds a B.S. in Electrical Engineering from Arizona State University.

We believe that Mr. Lockard is qualified to serve as a member of our board of directors based on his deep knowledge of our company gained from his positions as our President and Chief Executive Officer, as well as his experience in the wind energy industry and in high-growth global manufacturing companies.

Stephen B. Bransfield. Mr. Bransfield has served as a member of our board of directors since 2010. From 1993 to 2005, Mr. Bransfield was Vice President—GE Energy Global Supply Chain at General Electric. Prior to that, from 1988 to 1993, Mr. Bransfield held various General Manager positions at General Electric, where he began working in 1967. Mr. Bransfield currently serves on the board of directors of Package One Industries. Mr. Bransfield holds a B.S. in Operations from Boston College and an M.B.A. from Suffolk University.

We believe that Mr. Bransfield is qualified to serve as a member of our board of directors because of his substantial experience in the wind energy industry, global supply chain, quality and operations leadership.

Philip J. Deutch. Mr. Deutch has served as a member of our board of directors since 2007. Since 2005, Mr. Deutch has been the Managing Partner of NGP Energy Technology Partners, L.P., a private equity fund that invests in companies that provide products and services to the oil and gas, power, environmental, energy efficiency and alternative energy sectors. Since 2016, Mr. Deutch has been a Partner at Social Capital, a partnership of philanthropists, technologists and capitalists utilizing venture capital as a force to create value and change on a global scale. From 1997 to 2005, Mr. Deutch served as a Managing Director and Member of the Executive Committee of Perseus, LLC, a private equity fund management firm, where he co-led the Firm’s investments in energy. Prior to joining Perseus, Mr. Deutch was an attorney at Williams & Connolly LLP from 1991 to 1997 and worked in the Mergers and Acquisitions Department of Morgan Stanley & Co. from 1986 to 1988. Mr. Deutch currently serves on the board of directors of Catapult Energy Services, LLC, Oilfield Water Logistics, LLC, groSolar, Inc., Community Energy Solar, LLC, and Data Coral and previously served on the board of directors of Waste Resource Management, Inc., American Wind Capital Company, Satcon Technology Corporation, Evergreen Solar and Beacon Power. Mr. Deutch holds a B.A. in Economics from Amherst College where he was elected a member of Phi Beta Kappa and a J.D. with distinction from Stanford Law School. Mr. Deutch is on the Board of the Folger Shakespeare Library and iMentor (Bay Area).

We believe that Mr. Deutch is qualified to serve as a member of our board of directors because of his substantial experience investing in energy companies in the areas of renewable and alternative energy, energy efficiency, power and oil and gas and serving on the board of directors of both public and private companies.

Information Concerning Directors Continuing in Office Until the 2021 Annual Meeting

Paul G. Giovacchini. Mr. Giovacchini has served as Chairman of our board of directors since 2006. Mr. Giovacchini is currently an independent consulting advisor to Landmark Partners, Inc. since 2014. Prior to 2014, he served as a Principal of Landmark Partners, Inc. since 2005. Mr. Giovacchini has been investing in privately held companies on behalf of institutional limited partnerships since 1987. Mr. Giovacchini holds an A.B. in Economics from Stanford University and an M.B.A. from Harvard University.

We believe that Mr. Giovacchini is qualified to serve as a member of our board of directors because of his experience investing in growth companies and serving on their boards of directors, and his extensive knowledge of our business.

Michael L. DeRosa. Mr. DeRosa has served as a member of our board of directors since 2009. Since 2006, Mr. DeRosa has been Managing Director at Element Partners, a private equity firm focused on energy and industrial technology. Since 2017, Mr. DeRosa also has served as a Managing Director at Activate Capital, a growth equity and venture capital fund focused on energy, transportation, and industrial technology investing.  Prior to that, Mr. DeRosa was a Partner at Cordova Ventures from 2004 to 2006. From 2000 to 2004, Mr. DeRosa served as a Principal of EnerTech Capital, a venture capital firm that invests in energy technology. Mr. DeRosa currently serves on the board of directors of AMP Electrical Distribution Services, Inc., Detechtion Technologies, Homee, Inc., and TAS Energy. Mr. DeRosa previously served as a director of Advantage IQ, Arbinet-thexchange, Inc., Aspex Corporation, Axonn, EcoSMART, Energex and International Fiber. Mr. DeRosa holds a B.S. in Electrical Engineering from Georgia Tech and an M.B.A. from the Wharton School of the University of Pennsylvania.

We believe that Mr. DeRosa is qualified to serve as a member of our board of directors because of his substantial experience in the clean technology industry and his long history of investing in renewable and alternate energy, energy technology, the industrial internet, and transportation technology.

Jayshree S. Desai. Ms. Desai has served as a member of our board of directors since September 2017. Since 2018, Ms. Desai has served as President of ConnectGen LLC, a company focused on the development of wind, solar and storage projects. From 2010 to 2018, Ms. Desai served as the Chief Operating Officer of Clean Line Energy Partners LLC, a developer of transmission line infrastructure projects that deliver wind energy to communities and cities that lack access to low cost renewable energy resources. From 2002 to 2010, Ms. Desai served as Chief Financial Officer of EDP Renewables North America f/k/a Horizon Wind Energy, a developer, owner and operator of wind farms. Ms. Desai began her career as a business analyst at McKinsey & Company and also held various positions in the corporate development department of Enron Corporation. Ms. Desai currently serves on the Board of KIPP Texas, a non-profit organization of public, charter schools for the underserved communities in Texas. Ms. Desai previously served as the Chairperson of the Board of the Wind Energy Foundation, a nonprofit organization dedicated to raising public awareness of wind as a clean, domestic energy source. Ms. Desai holds an M.B.A. from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the University of Texas at Austin.

We believe that Ms. Desai is qualified to serve as a member of our board of directors because of her considerable expertise in energy markets and renewable energy policy, as well as her experience serving as the chief operating officer and in other high level executive roles of wind energy transmission and development companies.

CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NASDAQ.

Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;
•	Have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;
•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and
•	Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence—Independent directors must constitute at least a majority of our Board;
•	Monitoring Board Effectiveness—The Board, and each committee of the Board, must conduct an annual self-evaluation;
•	Review of Chief Executive Officer—The Compensation Committee will conduct reviews of the performance of our chief executive officer;
•

Board Access to Independent Advisors—Our Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees—All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable SEC and NASDAQ criteria.

Meetings of the Board of Directors

Our Board held five meetings in fiscal year 2018. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2018. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve. All of our directors attended our 2018 Annual Meeting of Stockholders, except for Mr. Jordan who was appointed to our Board in January 2019.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our website at www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx and may also be obtained, without charge, by contacting our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by the applicable rules and exchange requirements. During fiscal year 2018, no waivers were granted from any provision of the code of business conduct and ethics.

Independence of the Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Messrs. Giovacchini, Bransfield, DeRosa, Deutch, Henry, Hughes, Jordan, Weiss and Ms. Desai do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of NASDAQ. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our Board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Board has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Board Leadership Structure

We believe that the structure of our Board and its committees provides strong overall management of our company. The positions of Chairperson of our Board and Chief Executive Officer roles are held by separate individuals. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. By contrast, the Chairperson of our Board oversees Board governance practices, monitors the content, quality and timeliness of information sent to our Board and is available for consultation with our Board regarding the oversight of our business affairs.

We believe this structure of a separate Chairperson of our Board and Chief Executive Officer, reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our Board that is available on our website at www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx.

Audit Committee

Our audit committee consists of Messrs. Henry and Hughes and Ms. Desai, with Mr. Henry serving as Chairman. Under NASDAQ listing standards and applicable SEC rules, we are required to have three members on the audit committee. Subject to phase-in rules, NASDAQ and Rule 10A-3 of the Exchange Act requires that the audit committee of a listed company be comprised solely of independent directors. The composition of our audit committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements under the listing standards of NASDAQ. Each of Mr. Henry, Mr. Hughes, and Ms. Desai is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the 1933 Securities Act, as amended, (the “Securities Act”). Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•

helps to ensure the independence and performance of the independent registered public accounting firm, including receiving the required written communications from the independent registered public accounting firm that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence from us;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations and our earnings press releases;

•	reviews our significant accounting policies and management’s judgments and accounting estimates;
•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviews our policies on risk assessment and risk management, including cybersecurity risks;
•	reviews related party transactions;
•

discusses with the independent registered public accounting firm the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees in accordance with the standards of the Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees;

•

reviews and discusses with management and the independent registered public accounting firm the effectiveness of the Company’s internal control over financial reporting, including management’s report on that topic; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our audit committee held six meetings during fiscal year 2018.

Compensation Committee

Our compensation committee consists of Messrs. Giovacchini, DeRosa and Bransfield, with Mr. Giovacchini serving as Chairman. The composition of our compensation committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our Board relating to the compensation of our directors and executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers and directors;
•	administers our stock and equity incentive plans, including approval of all equity grants;
•	reviews and approves and makes recommendations to our Board regarding incentive compensation and equity plans; and
•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our compensation committee held six meetings during fiscal year 2018.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Weiss, Deutch and Bransfield, with Mr. Weiss serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;
•	evaluates the performance of our Board, both as a whole and on an individual basis;
•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	develops and makes recommendations to our Board regarding corporate governance guidelines and governance matters.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of NASDAQ. Our nominating and corporate governance committee did not meet formally in 2018, however individual members of the nominating and corporate governance committee met informally to discuss various corporate governance matters, including the recent appointment of Mr. Jordan to our Board. Various nominating and corporate governance matters were also discussed at certain meetings of the Board.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Chief Executive Officer at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attn: Board of Directors, Attn: Chief Executive Officer.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attn: [Name of Individual Director].

The Company shall review all incoming communications and forward such communications to the appropriate member(s) of the Board as well as the Chairperson of the Board, in his or her capacity as a representative of the Board. The Chief Executive Officer will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Chief Executive Officer determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2019, and we are asking you and other stockholders to ratify this appointment. During our fiscal year ended December 31, 2018, KPMG served as our independent registered public accounting firm.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board is submitting the appointment of KPMG to stockholders for ratification. A majority of the votes properly cast is required to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify the appointment of KPMG, we will review our future appointment of KPMG.

We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering (our “Public Offering”), we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted. This policy is set forth in our audit committee’s charter, which is available on our website at www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx.

Audit Fees

The following table sets forth the fees billed or expected to be billed by KPMG for audit, audit-related, tax and all other services rendered for fiscal year 2017 and 2018:

Fee Category	2017	2018
Audit Fees	$1,925,000	$3,110,000
Audit-Related Fees	25,000	—
Tax Fees	705,000	465,000
All Other Fees	—	—
Total Fees	$2,655,000	$3,575,000

Audit Fees. Consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. The 2017 and 2018 fees also include costs related to our adoption of the new revenue recognition accounting standard.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees,” including work related to the Company’s Registration Statements filed with the SEC in 2017.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns and were approved by the Audit Committee.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, of which there were none in 2017 or 2018.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of TPI Composites, and the Board has determined that each of Messrs. Henry and Hughes and Ms. Desai are “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for the year ended December 31, 2018 and met with management, as well as with representatives of KPMG, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of KPMG the matters required to be discussed in accordance with the standards of the Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees.

In addition, the audit committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of KPMG its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2018 be included in its Annual Report on Form 10-K.

Audit Committee

Jack A. Henry

James A. Hughes

Jayshree S. Desai

EXECUTIVE COMPENSATION

Overview

Our compensation programs are designed to:

•	attract, motivate and retain employees at the executive level who contribute to our long-term success;
•

provide executive compensation packages that are competitive, motivate our executives, reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

•

increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our Chief Financial Officer, Chief Commercial Officer and other executive officers (other than himself). Our compensation committee has the authority under its charter to delegate to a subcommittee the authority to approve grants of equity awards to certain individuals, subject to certain limitations, including the amount of awards that can be granted pursuant to such delegated authority. Our compensation committee previously delegated such authority to a subcommittee consisting of two non-employee directors who were independent and qualified as “non-employee directors” under Section 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended, as well as “outside directors” for purposes of Section 162(m) of the Code. In 2018, the compensation committee terminated and disbanded this subcommittee because all members of the compensation committee are currently non-employee directors and independent under applicable SEC, NASDAQ and Code Section 162(m) rules. Our compensation committee also has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In 2018, the compensation committee retained Hewitt Associates LLC, an Aon Hewitt company, as its independent third-party compensation consultant. We do not believe the retention of, and the work performed by, Hewitt Associates LLC creates any conflict of interest. In addition, we also retained Korn Ferry International, an independent third-party compensation consultant, to provide consulting services on compensation as well as additional services for employee engagement surveys and employee recruiting and placement. The decision to engage Korn Ferry International was made by management and although the compensation committee was aware of the nature of the services performed by Korn Ferry International, the compensation committee did not review and approve such services, as those were reviewed and approved by management in the ordinary course of business. We do not believe the retention of, and the work performed by, Korn Ferry International creates any conflict of interest.

Executive Compensation Components

Our executive compensation consists of base salary, cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs. The compensation committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies. Competitive information with respect to pay levels and pay practices generally serves as a reference point in establishing our executive compensation and is intended to provide a general understanding of current compensation practices rather than a formula for establishing specific pay levels. Our cash incentive bonuses also allow for enough flexibility in our compensation structure to compensate executives for Company-wide performance and individual performance in terms of achieving Company-wide and individual performance goals. With respect to granting equity-based awards to our executives, we focus on incentivizing executives to deliver long-term stockholder value, while also providing a retention vehicle for top executive talent.

Summary Compensation Table

The following table presents information regarding the compensation awarded to, earned by, and paid to (i) each individual who served as our principal executive officer during the fiscal year ended December 31, 2018, (ii) the two most highly-compensated executive officers (other than the principal executive officer) who were serving as executive officers on December 31, 2018 and (iii) an individual who would have been included under (ii) but for the fact that such individual was not serving as an executive officer on December 31, 2018 (such individuals collectively referred to as our “Named Executive Officers”). The following table also presents information regarding the compensation awarded to, earned by, and paid to each such individual during the fiscal year ended December 31, 2017, to the extent he was a Named Executive Officer for such year.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Named Executive Officers:
Steven C. Lockard	2018	786,827	—	1,777,490	—	613,040	9,544	3,186,901
Chief Executive Officer	2017	625,000	—	916,462	—	1,020,707	2,101	2,564,270
William E. Siwek(5)	2018	498,269	—	874,992	—	252,200	11,120	1,636,581
Chief Financial Officer
Steven G. Fishbach(5)	2018	304,500	—	399,980	—	146,664	10,842	861,986
General Counsel and Secretary
Mark R. McFeely	2018	477,674	—	840,004	—	—	42,528	1,360,206
Former Chief Operating Officer	2017	420,000	—	477,678	—	445,845	279	1,343,802

(1)

The annual base salaries for Messrs. Lockard and Siwek for the entirety of fiscal year 2018 were $790,000 and $500,000, respectively. Mr. Fishbach’s annual base salary was $276,000 from January 1, 2018 through March 31, 2018 and was increased to $315,000 effective April 1, 2018 through December 31, 2018. Mr. McFeely departed the Company in November 2018 and the amount set forth above reflects the amount of annual base salary paid to him during 2018 until his date of termination.

(2)

The amounts reported represent the aggregate grant date fair value of the restricted stock units awarded to the Named Executive Officers, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the restricted stock units reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on March 5, 2019. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the Named Executive Officers upon vesting and/or settlement of the restricted stock units.  For fiscal year 2018 performance-based restricted stock units, assuming that maximum performance is achieved, the fair value of the restricted stock units made to our Named Executive Officers at the date of grant would have been as follows: Mr. Lockard – $1,819,630; Mr. Siwek – $895,737; Mr. Fishbach - $409,466 and Mr. McFeely – $859,918.

(3)

Amounts represent the actual bonus compensation paid for the applicable year pursuant to the Company’s and each Named Executive Officer’s achievement of certain performance metrics. For fiscal year 2018, Messrs. Lockard, Siwek and Fishbach were each awarded bonus compensation equal to approximately 77.6% of their applicable target bonuses, and Mr. McFeely was not awarded bonus compensation in 2018 since he departed the Company in November 2018.

(4)

For fiscal year 2018, represents for Mr. Lockard, Company matching contributions under our 401(k) plan equal to $3,933, an annual executive physical of $3,741 paid by the Company and group term life insurance premiums paid by the Company equal to $1,870; represents for Mr. Siwek, Company matching contributions under our 401(k) plan equal to $9,250 and group term life insurance premiums paid by the Company equal to $1,870; represents for Mr. Fishbach, Company matching contributions under our 401(k) plan equal to $6,412, an annual executive physical of $3,400 paid by the Company and group term life insurance premiums paid by the Company equal to $1,030; and represents for Mr. Mr. McFeely, severance benefits in connection with the termination of his employment of $38,110, an annual executive physical of $3,507 paid by the Company and group term life insurance premiums paid by the Company equal to $911.

(5)	Messrs. Siwek and Fishbach were not Named Executive Officers for 2017.

Base Salaries

For the year ended December 31, 2018, the annual base salaries for each of Messrs. Lockard, Siwek and McFeely were $790,000, $500,000 and $480,000, respectively. From January 1, 2018 through March 31, 2018, Mr. Fishbach’s annual base salary was $276,000, which was increased to $315,000, effective as of April 1, 2018.

Bonuses

During the fiscal year ended December 31, 2018, we maintained a 2018 Bonus Plan, pursuant to which each of our Named Executive Officers was eligible to earn an annual bonus based on the Company’s and the Named Executive Officer’s achievement of certain performance goals. For the fiscal year ended December 31, 2018, the target annual bonuses for Messrs. Lockard, Siwek, Fishbach and McFeely were equal to 100%, 65%, 60% and 65%, respectively, of the applicable Named Executive Officer’s annual base salary. Based on the Company’s achievement of the relevant performance goals under the 2018 Bonus Plan, as well as each Named Executive Officer’s achievement of the relevant personal performance goals under the 2018 Bonus Plan, our compensation committee determined that the bonuses would be paid at approximately 77.6% of target for Messrs. Lockard, Siwek and Fishbach. Mr. McFeely did not receive any bonus compensation for 2018 since he departed the Company in November 2018.

Equity Compensation

In March 2018, we approved the grant of time-based restricted stock units and performance-based restricted stock units to Messrs. Lockard, Siwek, Fishbach and McFeely. Messrs. Lockard, Siwek, Fishbach and McFeely were granted 23,522, 11,579, 5,293 and 11,116 time-based restricted stock units (the “Time-Based RSUs”), respectively, 56,744; 27,933, 12,769 and 26,816 performance-based restricted stock units, respectively, that vest based on the Company’s achievement of certain stock price hurdles (the “Stock Hurdle PSUs”) and 23,522, 11,579, 5,293 and 11,116 performance-based restricted stock units, respectively, that vest based on the Company’s achievement of a specified Adjusted EBITDA target (the “Adjusted EBITDA PSUs”). The Time-Based RSUs, Stock Hurdles PSUs and Adjusted EBITDA PSUs vest as follows:

•

Time-Based RSUs: 100% of the Time-Based RSUs vest on the third anniversary of the grant date, subject to the applicable Named Executive Officer’s continued service with the Company through such date. Notwithstanding the foregoing, 100% of the outstanding and unvested Time-Based RSUs will vest upon a termination of the applicable Named Executive Officer due to death or “disability” (as defined in the applicable restricted stock unit award agreement). In addition, in the event of a “change in control” (as defined in the applicable restricted stock unit award agreement) where outstanding equity awards will be assumed, substituted or continued by the Company or its successor, if the Named Executive Officer is terminated by the Company or successor without “cause” (as defined in the applicable restricted stock unit award agreement) or resigns for “good reason” (as defined in the applicable restricted stock unit award agreement), in either case within 12 months following the change in control, then 100% of the outstanding and unvested time-based restricted stock units will vest upon the date of such termination. In the event of a change in control where outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, 100% of the outstanding and unvested Time-Based RSUs will vest upon the date of such change in control.

•

Stock Hurdle PSUs: the applicable Named Executive Officer must be in a continuous service relationship with the Company or any of its subsidiaries through December 31, 2020 to vest in any Stock Hurdle PSUs that may be credited with respect to the performance period (i.e., date of grant to December 31, 2020). One third of the Stock Hurdle PSUs will be credited if the Company achieves a stock price of at least $28, an additional one third will be credited if the Company achieves a stock price of at least $33 and an additional one third if the Company achieves a stock price of at least $38, in each case, based on the volume-weighted average stock price of a share of Company common stock over 30 consecutive trading days during the performance period. Notwithstanding the foregoing, upon a termination of the applicable Named Executive Officer due to death or “disability” (as defined in the applicable performance-based restricted stock unit award agreement), any Stock Hurdle PSUs credited as of such date will be deemed immediately vested on such date. In addition, in the event of a “change in control” (as defined in the applicable performance-based restricted stock unit award agreement), any Stock Hurdle PSUs credited as of the day prior to the change in control will become eligible to vest on December 31, 2020; provided, that if in the change in control (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the applicable Named Executive Officer is terminated by the Company or successor without “cause” (as defined in the applicable performance-based restricted stock unit award agreement) or resigns for “good reason” (as defined in the applicable performance-based restricted stock unit award agreement), in either case within 12 months following the change in control and prior to December 31, 2020 or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the Stock Hurdle PSUs that were credited as of the day prior to the change in control will be deemed immediately vested on the date of such termination or change in control, as applicable.

•

Adjusted EBITDA PSUs: the applicable Named Executive Officer must be in a continuous service relationship with the Company or any of its subsidiaries through December 31, 2020 to vest in any Adjusted EBITDA PSUs that may be credited with respect to the performance period (i.e., January 1, 2018 to December 31, 2020). 100% of the Adjusted EBITDA PSUs will be credited if the Company achieves a cumulative Adjusted EBITDA target (as defined in the applicable performance-based restricted stock unit award agreement) during the performance period. Notwithstanding the foregoing, upon a termination of the applicable Named Executive Officer due to death or “disability” (as defined in the applicable performance-based restricted stock unit award agreement), a pro-rata portion of the Adjusted EBITDA PSUs assuming the target level of performance is achieved (based on days of service during the performance period) will be deemed immediately vested on such date. In addition, in the event of a “change in control” (as defined in the applicable performance-based restricted stock unit award agreement), 100% of the Adjusted EBITDA PSUs will be credited and will become eligible to vest on December 31, 2020; provided, that if in the change in control (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the applicable Named Executive Officer is terminated by the Company or successor without “cause” (as defined in the applicable performance-based restricted stock unit award agreement) or resigns for “good reason” (as defined in the applicable performance-based restricted stock unit award agreement), in either case within 12 months following the change in control and prior to December 31, 2020 or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the Adjusted EBITDA PSUs that were credited will be deemed immediately vested on the date of such termination or change in control, as applicable.

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, life and disability insurance plans, in each case on the same basis as other employees of the same status.

401(k) Plan

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to the applicable annual limits of the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us. During fiscal year 2018, we matched up to 50% of the first 8% of deferred compensation. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Perquisites and Personal Benefits

We generally do not provide perquisites or personal benefits to our Named Executive Officers other than the payment for our executive officers to obtain an annual executive physical and relocation benefits for executives who join our company. In 2018, we paid $3,741 for Mr. Lockard’s executive physical, $3,400 for Mr. Fishbach’s executive physical and $3,507 for Mr. McFeely’s executive physical. Mr. Siwek did not complete an executive physical during 2018. We did not pay for relocation benefits for our Named Executive Officers in 2018.

Employment Agreements for our Named Executive Officers

In 2016, we entered into employment agreements with each of Messrs. Lockard, Siwek, Fishbach and McFeely, effective as of the completion of our Public Offering, pursuant to which Messrs. Lockard, Siwek and Fishbach will continue to serve as our Chief Executive Officer, Chief Financial Officer, and General Counsel and Secretary, respectively, Mr. McFeely served as our and Chief Operating Officer until November 2018. The agreements set forth initial base salaries, initial annual target bonuses and eligibility to participate in our benefit plans, generally. The 2018 annual base salaries for Messrs. Lockard, McFeely and Siwek were $790,000, $500,000 and $480,000, respectively, Mr. Fishbach’s base salary was $276,000 from January through March 2018 and was increased to $315,000 effective as of April 1, 2018.  The 2018 annual target bonuses for Messrs. Lockard, Siwek, Fishbach and McFeely were equal to 100%, 65%, 60% and 65% of their base salaries, respectively.

Pursuant to the employment agreements, each of Messrs. Lockard, Siwek, Fishbach and McFeely are subject to standard confidentiality and nondisclosure, assignment of intellectual property work product and post-termination noncompetition and non-solicitation of employees, consultants and customers covenants.

Involuntary Termination of Employment Not in Connection with a Change in Control

Pursuant to the employment agreements, in the event the applicable Named Executive Officer is terminated by us without “cause” (as defined in such executive’s employment agreement) or the Named Executive Officer resigns for “good reason” (as defined in such executive’s employment agreement), in each case subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the Named Executive Officer will be entitled to (i) a cash severance payment equal to 150%, 100%, 50% and 100% of the base salaries of Messrs. Lockard, Siwek, Fishbach and McFeely, respectively (payable in 18, 12, 6 and 12 monthly installments for Messrs. Lockard, Siwek, Fishbach and McFeely, respectively) and (ii) up to 18, 12, 6 and 12 monthly cash payments equal to our monthly contribution for health insurance for Messrs. Lockard, Siwek, Fishbach and McFeely, respectively.

In November 2018, Mr. McFeely’s employment was terminated without “cause” as defined in his employment agreement and Mr. McFeely received $38,110 of severance payments in 2018 pursuant to the terms and conditions of his employment agreement.

Involuntary Termination of Employment in Connection with a Change in Control

In the event a Named Executive Officer is terminated by us without cause or resigns for good reason, in each case within 12 months following a change in control (as defined in such executive’s employment agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the Named Executive Officer will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 150%, 100%, 100% and 100% of the base salaries of Messrs. Lockard, Siwek, Fishbach and McFeely, respectively, and 150%, 100%, 100% and 100% of the annual target bonuses of Messrs. Lockard, Siwek, Fishbach and McFeely, respectively, (ii) up to 18, 12, 12 and 12 monthly cash payments for Messrs. Lockard, Siwek, Fishbach and McFeely, respectively, equal to our monthly contribution for health insurance for the executive, (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by the executives, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year and (iv) for all outstanding and unvested equity awards of the Company subject to performance-based vesting held by the executives, full accelerated vesting of such awards to the extent the applicable performance goals have been met at such time.

The Company may terminate each Named Executive Officer’s employment for cause by a vote of the Board at a meeting of the Board called and held for such purpose.

The payments and benefits provided under the employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to each Named Executive Officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the executive.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes, for each of the Named Executive Officers, the outstanding equity awards held by the Named Executive Officer as of December 31, 2018:

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)(2)
Steven Lockard	362,566	(3)	362,564	(3)	10.87	5/29/2025	92,160	(4)	2,265,293
							31,480	(5)	773,778
							23,522	(6)	578,171	23,522	(7)	578,171
							18,915	(8)	464,931	37,829	(8)	929,837

William Siwek	133,651	(3)	103,949	(3)	10.87	5/29/2025	26,400	(4)	648,912
							16,016	(5)	393,673
							11,579	(6)	284,612	11,579	(7)	284,612
							9,311	(8)	228,864	18,622	(8)	457,729

Steven Fishbach	48,601	(3)	37,799	(3)	10.87	5/29/2025	8,928	(5)	219,450
							5,293	(6)	130,102	5,293	(7)	130,102
							4,257	(8)	104,637	8,512	(8)	209,225

Mark McFeely	162,000	(9)	—		16.53	2/13/2019	—		—	—		—

(1)

Each equity award was granted pursuant to our Amended and Restated 2015 Stock Option and Incentive Plan (the “2015 Plan”). Each equity award is subject to certain acceleration of vesting provisions as provided under the 2015 Plan as well as the applicable Named Executive Officer’s employment agreement.

(2)	Based on the Company’s closing market price of $24.58 per share on December 31, 2018, the last trading day during the fiscal year ended December 31, 2018.
(3)

Approximately 25% of the shares subject to the option vested on the first anniversary of the effective date of the Public Offering, and approximately 6.25% of the shares vest each quarter thereafter, such that 100% of the shares subject to the option will vest on the fourth anniversary of the Public Offering; provided, that the applicable Named Executive Officer remains continuously employed with us through each applicable vesting date.

(4)

Approximately one-third of the restricted stock units vest on each of the first, second and third anniversaries of the effective date of the Public Offering; provided, that the Named Executive Officer remains continuously employed with us through each applicable vesting date.

(5)

The restricted stock units vest in three tranches as follows: 20% on March 7, 2018, 30% on March 7, 2019 and 50% on March 7, 2020; provided, that the Named Executive Officer remains continuously employed with us through the applicable vesting date.

(6)

The restricted stock units vest 100% on March 7, 2021 provided that the Named Executive Officer remains continuously employed with us through the applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under “Equity Compensation” above.

(7)

The performance-based restricted stock units will vest 100% on March 7, 2021 provided the Company achieves a cumulative Adjusted EBITDA target (as defined in the applicable performance-based restricted stock unit award agreement) during the performance period of January 1, 2018 to December 31, 2020; provided that the Named Executive Officer remains continuously employed with us through December 31, 2020.  The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under “Equity Compensation” above.

(8)

The performance-based restricted stock units will vest in three tranches: one third each upon achieving a common stock market per share price of $28, $33 and $38, in each case during the performance period starting on January 1, 2018 and ending on December 31, 2020; provided that the Named Executive Officer remains continuously employed with us through December 31, 2020. As of December 31, 2018, the first stock price hurdle of $28 per share had been achieved and therefore one third of the performance-based restricted stock units were credited; however, the applicable Named Executive Officer must remain continuously employed with us through December 31, 2020 in order to vest in such restricted stock units.  The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under “Equity Compensation” above.

(9)

With respect to Mr. McFeely’s stock options, 162,000 shares had vested but were unexercised as of the date that Mr. McFeely’s employment was terminated in November 2019. All unvested stock option shares terminated on the date his employment was terminated. Mr. McFeely subsequently exercised all of his vested stock option shares in January 2019.

Equity Compensation Plan Information

The following table presents information as of December 31, 2018 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(2)	3,275,819	$13.41	5,980,605	(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,275,819	$13.41	5,980,605

(1)

Reflects the weighted-average exercise price of 2,600,694 stock options outstanding as of December 31, 2018, under the 2015 Plan and our 2008 Stock Option and Grant Plan (the “2008 Plan”). Restricted stock units do not have exercise prices and are not included in the calculation.

(2)	Includes the 2015 Plan and the 2008 Plan.
(3)

The number of shares available under the 2015 Plan increases on January 1 of each year by up to 4% of the outstanding shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by or our compensation committee or our board in its sole discretion. The Company no longer makes grants under the 2008 Plan.

Director Compensation

In July 2017, we adopted an amended and restated non-employee director compensation policy, which enables us to attract and retain high caliber directors, who are not employees or officers of the Company.

Under our amended and restated non-employee director compensation policy, each of our non-employee directors is entitled to an annual cash fee of $60,000. The Chairperson of the Board is entitled to receive an additional annual fee of $25,000 and the lead director, if we were to have a lead director who was not the Chairperson of the Board, is entitled to receive an additional annual fee of $15,000. In addition, members of our committees of the Board are entitled to receive additional compensation as follows: (i) each member of the audit committee is entitled to receive an annual fee of $10,000 and the chairperson of the audit committee also is entitled to receive an additional annual fee $20,000, (ii) each member of the compensation committee is entitled to receive an annual fee of $7,500 and the chairperson of the compensation committee also is entitled to receive an additional annual fee of $12,500 and (iii) each member of the nominating and corporate governance committee is entitled to receive an annual fee of $5,000 and the chairperson of the nominating and corporate governance committee also is entitled to receive an additional annual fee of $10,000.

Board of Directors	Annual Retainer
All non-employee members	$60,000

Additional Annual Retainers
Chairperson of the board of directors	$25,000
Lead director	$15,000
Audit committee chairperson	$20,000
Audit committee member	$10,000
Compensation committee chairperson	$12,500
Compensation committee member	$7,500
Nominating and corporate governance committee chairperson	$10,000
Nominating and corporate governance committee member	$5,000

In addition, upon initial appointment to the Board, each non-employee director will receive an option award with a grant date fair value of $60,000, which will vest annually over four years (25% per year), subject to the director continuing to be a service provider to us through each applicable vesting date. On each Annual Meeting of Stockholders, each non-employee director who will continue as a member of the Board following such Annual Meeting of Stockholders will be entitled to receive a restricted stock unit award with a grant date fair value of approximately $90,000 (the “annual grant”), which award will vest in full on the earlier of the first anniversary of the grant date or the next Annual Meeting of Stockholders, subject to the director continuing to be a service provider to us through the vesting date. If a non-employee director joins our Board on a date other than the date of our Annual Meeting of Stockholders, then such director will be entitled to receive a pro-rata portion of the annual grant based on the time between such director’s appointment and the next Annual Meeting of Stockholders, on the first eligible grant date following such director’s appointment to our Board.

In the event of a “Sale Event” (as defined in the 2015 Plan), the then-outstanding and unvested equity awards held by the non-employee directors that were granted pursuant to the amended and restated non-employee director compensation policy will become 100% vested.

We reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee thereof.

The amended and restated non-employee director compensation policy also provides that, pursuant to the 2015 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2015 Plan or any similar provision of a successor plan).

Director Compensation Table

The following table presents the total compensation for each person who served as a member of our Board during the fiscal year ended December 31, 2018. Steven C. Lockard, who is our Chief Executive Officer, was an employee during the fiscal year ended December 31, 2018 and received no additional compensation for his service as a member of our Board. The compensation received by Mr. Lockard, as a Named Executive Officer of the Company, is presented above in “Executive Compensation—Summary Compensation Table.”

Director Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Stephen B. Bransfield	72,500	89,987	—	162,487
Michael L. DeRosa	67,500	89,987	—	157,487
Jayshree S. Desai	70,000	89,987	—	159,987
Philip J. Deutch	72,500	89,987	—	162,487
Paul G. Giovacchini	105,000	89,987	—	194,987
Jack A. Henry	90,000	89,987	—	179,987
James A. Hughes	70,000	89,987	—	159,987
Daniel G. Weiss	75,000	89,987	—	164,987

(1)

As of December 31, 2018, Messrs. Bransfield and Henry had outstanding options to purchase 38,731 shares and 32,400 shares of our common stock outstanding, respectively. As of December 31, 2018, Messrs. DeRosa, Deutch, Giovacchini, Hughes and Weiss each had options to purchase 18,000 shares of our common stock outstanding and Ms. Desai had options to purchase 5,790 shares of our common stock outstanding. In addition, as of December 31, 2018, Messrs. Bransfield and Henry each had 9,397 restricted stock units outstanding, Messrs. DeRosa, Deutch, Giovacchini, Hughes, Weiss and Ms. Desai each had 3,397 restricted stock units outstanding.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Paul G. Giovacchini and Michael L. DeRosa, members of our compensation committee, are affiliated with Landmark Partners and Element Partners, respectively.

Certain of our existing stockholders, consisting of entities associated with Element Partners, Angeleno Investors and Landmark Partners, each of which is an affiliate of a member of our board of directors, as well as certain of our executive officers and directors, purchased shares of common stock with an aggregate price of approximately $13.8 million in our Public Offering.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed “filed” under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the Board that this “Executive Compensation” section be included in this proxy statement for the year ended December 31, 2018.

Compensation Committee

Paul G. Giovacchini

Michael L. DeRosa

Stephen B. Bransfield

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 8, 2019 for:

•	each of our Named Executive Officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options, restricted stock units and performance-based restricted stock units outstanding as of March 8, 2019 that were exercisable or issuable or will become exercisable or issuable within 60 days of March 8, 2019 to be outstanding and to be beneficially owned by the person holding the options, restricted stock units or performance-based restricted stock units for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 36,369,913 shares of our common stock beneficially owned as of March 8, 2019.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Steven C. Lockard(1)	738,440	2.0%
Joseph G. Kishkill(2)	56,250	*
William E. Siwek(3)	212,006	*
Thomas J. Castle(4)	125,277	*
Steven G. Fishbach(5)	68,017	*
Paul G. Giovacchini(6)	3,245,237	8.9%
Stephen B. Bransfield(7)	44,346	*
Michael L. DeRosa(8)	1,313,579	3.6%
Jayshree S. Desai(9)	5,191	*
Philip J. Deutch(10)	18,995	*
Jack A. Henry(11)	52,146	*
James A. Hughes(12)	32,631	*
Tyrone M. Jordan(13)	—	*
Daniel G. Weiss(14)	1,456,537	4.0%
All directors and executive officers as a group (14 persons)(15)	7,368,652	20.3%

5% Stockholders:
Investment funds and entities affiliated with:
Landmark Partners(16)	3,226,242	8.9%
Trigran Investments, Inc.(17)	1,892,818	5.2%

*	Less than one percent (1%).
(1)	Consists of 272,284 shares of common stock and an option to purchase 466,156 shares of common stock.
(2)	Consists of an option to purchase 56,250 shares of common stock.
(3)	Consists of 48,655 shares of common stock and an option to purchase 163,351 shares of common stock.
(4)	Consists of 1,527 shares of common stock and an option to purchase 123,750 shares of common stock.
(5)	Consists of 8,616 shares of common stock and an option to purchase 59,401 shares of common stock
(6)

Consists of (a) 2,185,470 shares of common stock held by Landmark Growth Capital Partners, L.P., (b) 1,040,772 shares of common stock held by Landmark IAM Growth Capital, L.P., and (c)(i) 6,620 shares of common stock and (ii) an option to purchase 12,375 shares of common stock held by Paul G. Giovacchini. Mr. Giovacchini serves as an advisor to Landmark Equity Advisors, LLC and may be deemed to share voting and investment power with respect to all shares held by Landmark Partners. The address for Landmark Partners is 10 Mill Pond Lane, Simsbury, Connecticut 06070.

(7)	Consists of 15,740 shares of common stock and an option to purchase 28,606 shares of common stock.
(8)

Consists of (a) 1,275,290 shares of common stock held by Element Partners II, L.P., (b) 19,294 shares of common stock held by Element Partners II Intrafund, L.P. and (c)(i) 6,620 shares of common stock and (ii) an option to purchase 12,375 shares of common stock held by Michael L. DeRosa. Mr. DeRosa is a managing director of Element Partners and may be deemed to share voting and investment power with respect to all shares held by Element Partners. The address for Element Partners is 565 East Swedesford Road, Suite 207, Wayne, Pennsylvania 19087.

(9)	Consists of 3,020 shares of common stock and an option to purchase 2,171 shares of common stock.
(10)	Consists of 6,620 shares of common stock and an option to purchase 12,375 shares of common stock.
(11)	Consists of 29,871 shares of common stock and an option to purchase 22,275 shares of common stock.
(12)	Consists of 20,256 shares of common stock and an option to purchase 12,375 shares of common stock.
(13)	No beneficial ownership as of March 8, 2019.
(14)

Consists of (a) 1,437,542 shares of common stock held by Angeleno Investors II, L.P. and (b)(i) 6,620 shares of common stock and (ii) an option to purchase 12,375 shares of common stock held by Daniel G. Weiss. Mr. Weiss is a co-founder and managing partner of Angeleno Group and may be deemed to share voting and investment power with respect to all shares held by Angeleno Investors II, L.P. The address for Angeleno Investors II, L.P. is 2029 Century Park East, Suite 2980, Los Angeles, California 90067.

(15)

Consist of (i) 6,384,817 shares of common stock held by our current directors and executive officers and (ii) 983,835 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 8, 2019.

(16)

Consists of 2,185,470 shares of common stock held by Landmark Growth Capital Partners, L.P. and 1,040,772 shares of common stock held by Landmark IAM Growth Capital, L.P. Mr. Giovacchini serves as an advisor to Landmark Equity Advisors, LLC and may be deemed to share voting and investment power with respect to all shares held by Landmark Partners. The address for Landmark Partners is 10 Mill Pond Lane, Simsbury, Connecticut 06070.

(17)

Consists of 1,892,818 shares common stock. The address of Trigran Investments, Inc. is 630 Dundee Road, Suite 230, Northbrook, IL 60062. This information is based upon the Schedule 13G filed by Trigran Investments, Inc. on February 14, 2019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2018, all required reports were filed on a timely basis under Section 16(a), except that Michael L. DeRosa, a member of our Board of Directors, filed a single late Form 4 on March 20, 2019 with respect to a sale of 14,923 shares of the Company’s Common Stock that were owned by funds controlled by Element Partners and that occurred on December 12, 2018.

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in “Executive Compensation,” in 2018, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Other Transactions

We have granted stock options and other equity awards to our executive officers and certain of our directors. See the sections titled “Outstanding Equity Awards at Fiscal Year-End Table” and “Director Compensation Table” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

Indemnification of Officers and Directors

We have adopted an amended and restated certificate of incorporation, which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we have adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations will be primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. The advance notice requirements for the Annual Meeting, which is the first annual meeting following the Public Offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth below not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 14, 2019, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 15, 2020 and no later than February 14, 2020 in order to be raised at our 2020 Annual Meeting of Stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2020 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2019. Such proposals must be delivered to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of 2019 Annual Meeting of Stockholders, Proxy Statement and Annual Report, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attention: Secretary or call us at (480) 315-8742. If you want to receive separate copies of the Notice of 2019 Annual Meeting of Stockholders, Proxy Statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date  To withhold authority to vote for any  individual nominee(s), mark “For All  Except” and write the number(s) of the  nominee(s) on the line below.  0 0 0  0 0 0  0000410650_1 R1.0.1.18  For Withhold For All  All All Except  The Board of Directors recommends you vote FOR  the following:  1. Election of Directors  Nominees  01 Jack A. Henry 02 James A. Hughes 03 Daniel G. Weiss 04 Tyrone M. Jordan  TPI COMPOSITES, INC.  8501 N. SCOTTSDALE ROAD  GAINEY CENTER II, Suite 100  SCOTTSDALE, AZ 85253  VOTE BY INTERNET - www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time the day before the meeting date.  Have your proxy card in hand when you access the web site and follow the  instructions to obtain your records and to create an electronic voting instruction  form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the meeting date. Have your proxy card in hand  when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  The Board of Directors recommends you vote FOR the following proposal: For Against Abstain  2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year  ending December 31, 2019.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name, by authorized officer.

0000410650_2 R1.0.1.18  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report  are available at www.proxyvote.com  TPI COMPOSITES, INC.  Annual Meeting of Stockholders  May 14, 2019 1:00 PM  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Steven C. Lockard and William E. Siwek, or either of them, as proxies,  each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as  designated on the reverse side of this ballot, all of the shares of common stock of TPI COMPOSITES, INC. that  the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 01:00 PM, local  time on May 14, 2019, at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road,  Scottsdale, Arizona 85258 and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is  made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side